EXHIBIT 14.1 — CODE OF CONDUCT AND ETHICS

1. Ethical Conduct. All corporate officers, directors and employees, as such, have a duty to conform to the highest standards of ethical conduct and responsibility. For purposes of this code, ethical conduct and responsibility include acting with fairness, honesty, integrity and morality, avoiding wrongdoing and deception, acting in the best interests of the corporation and complying with applicable laws, rules, regulations and accounting standards.

2. Complying with Laws. This code requires compliance with laws prohibiting conduct adverse to the corporation, such as laws relating to stealing and taking bribes, and laws governing the corporation’s conduct, such as laws relating to antitrust, securities, taxes, accounting, discrimination and employee relations. Officers, supervisors and managers are responsible for ensuring that their subordinates recognize situations involving compliance with the law.

Any person involved in a matter which may require corporate compliance with the law, if it is outside his normal activities, he is uncertain of the requirements of the law, or material information is involved which may require public disclosure, must promptly refer the matter to a superior. If public disclosure may be required, it must be promptly referred to an officer. Any person with knowledge of the matter who is uncertain whether the procedures of this code are being followed must promptly refer it to a superior. Communications of facts or information on the matter must be full, fair, accurate, clear, explicit and concise.

3. Scope of Code. This code does not discuss all situations involving the conduct it governs. Two areas are discussed as examples because of their importance — conflicts of interest and public disclosure.

4. Conflicts of Interest. A conflict of interest exists when the interests of the corporation in a transaction differ from the personal interests of an officer, director, employee, nominee for director or major shareholder. The person’s conflict may be direct, such his ownership interest in an adverse party to the transaction, or indirect, such as his relative’s ownership interest in such party. The conflict may be real or apparent. It is real even if the person with the conflict will not influence the transaction. It is apparent if persons with knowledge of the matter will believe there is a conflict even when there is not.

All transactions involving a real or apparent conflict are prohibited unless the conflict is waived by the board or the person with the conflict is not an officer, director, nominee for director or major shareholder and all discretion in the transaction is given to persons without conflicts. Any person with a real or apparent conflict and any person with knowledge that a real or apparent conflict exists must promptly bring the matter to the attention of an officer of the corporation. If the person with the real or apparent conflict is an officer, director, nominee for director or major shareholder, the matter must be referred to the audit committee.

5. Public Disclosure. Because the corporation is a publicly-held company, material non-public factual information likely to affect the price of the corporation’s stock or to be considered important to a reasonable investor in deciding whether to buy or sell the corporation’s stock should be promptly publicly disclosed in a manner intended to inform all investors simultaneously. The disclosure must be full, fair, accurate, clear, explicit, concise and timely. Public disclosure may be temporarily delayed when disclosure would prejudice the ability of the corporation to pursue a corporate objective or when the information is in flux and expected to stabilize shortly. When public disclosure is delayed, the information must be kept confidential and confined to persons with a “need to know.” Persons with knowledge of the information must refrain from buying or selling corporate stock until the information is public. Outside advisers who “need to know” must commit to confidentiality. If rumors about the information or trades attributable to the information occur, it must be immediately publicly disclosed.

The foregoing discussion is a general guide to public disclosure. The corporation must comply with provisions of the Federal securities laws and the rules and regulations thereunder and the rules of the American Stock Exchange which contain detailed requirements regarding public disclosure, including information which must be publicly disclosed in reports and documents filed with the Securities and Exchange Commission. These reports and documents must be prepared in compliance with detailed and technical requirements of the law, but attention to these requirements must not detract from their intended purpose of providing information to the public that is full, fair, accurate, clear, explicit, concise and timely.

6. Code Violations. Anyone with knowledge of a possible violation of this code by any person must report it either to his superior or the person’s superior, provided that if the violation appears to be knowing, deliberate, intentional and material, or reporting it to either superior appears futile, he must report it to the general manager of his division, the chief executive officer of the corporation or the audit committee. Failure to so report the possible violation is itself a violation of this code. Any person who commits a knowing, deliberate, intentional and material violation of this code or engages in a pattern of repeated violations is subject to termination, except a director who is subject to being not re-nominated. A waiver of this code for a director or executive officer can be given only by the board and must be reported within 4 days on a Form 8-K.